Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of (1) our report dated March 28, 2007 relating to the financial statements, which appears in Hansen Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and (2) our report dated January 25, 2008 relating to the financial statements of AorTx, Inc. (a development stage enterprise), which appears in Hansen Medical, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 11, 2008